Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:                                                                    November 21, 2006

Contact:                                                   Anne-Marie Wright, Vice President of Corporate Communications

Phone:                                                           (801) 208-4167  e-mail: awright@merit.com

MERIT MEDICAL TO TAKE
FOURTH QUARTER IMPAIRMENT CHARGE

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, announced today that it will take an impairment charge of approximately $900,000, or $0.02 per share, in the fourth quarter of 2006.

The charge is primarily associated with intellectual property assets acquired from Sub-Q Inc. in March 2005.

“It is not likely that Merit will pursue the product associated with the intellectual property we acquired due to other priorities and opportunities, and it is prudent to take this action,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.

Lampropoulos also stated that the charge will not affect the previously announced range of $0.41-0.45 in earnings per share for 2006.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals.  Merit employs approximately 1,670 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2005. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render Merit’s products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company’s growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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